UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2012

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 24, 2012, Merrimack Pharmaceuticals, Inc. (the “Company”) and RB Kendall Fee, LLC (the “Landlord”) entered into an Indenture of Lease (the “Amended Lease”), which amends and restates the Indenture of Lease between the Company and the Landlord dated as of May 12, 2006, as previously amended on March 23, 2007, July 1, 2007, April 1, 2008, November 17, 2008, July 6, 2009, January 27, 2010, June 29, 2010, March 31, 2011 and March 8, 2012 (the “Original Lease”), under which the Company will continue to lease research, manufacturing and office space at One Kendall Square in Cambridge, Massachusetts (the “Facility”).

The Amended Lease provides that, among other things, as of various times no later than April 1, 2013, the Company will lease from the Landlord an additional 23,250 square feet of the Facility, for a total of 109,132 square feet (the “Leased Space”), all of which will be leased until June 30, 2019.  The rent for the Leased Space will be an average of $40.11 per rentable square foot per year and will increase to an average of $46.89 per rentable square foot per year by the end of the lease term.  Under the terms of the Amended Lease, the Landlord will provide the Company with a finish work allowance of up to approximately $6,585,000.

The Amended Lease expires on June 30, 2019.  The Company retains an option to renew the Amended Lease with respect to all of the Leased Space for an additional period of either one or five years.

The foregoing description of the Amended Lease does not purport to be complete and is qualified in its entirety by reference to the Amended Lease, which the Company expects to file as an exhibit to its Form 10-Q for the quarter ending September 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: August 30, 2012	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Corporate Counsel and Secretary